UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 27, 2016

AYTU BIOSCIENCE, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-53121	47-0883144
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

373 Inverness Parkway, Suite 206, Englewood, Colorado		80112
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (720) 437-6580

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On October 27, 2016, we entered into an underwriting agreement with Joseph Gunnar & Co. as representative of the several underwriters named therein, relating to an underwritten public offering of 5,735,000 shares of our common stock, par value $0.0001 per share, and warrants to purchase up to an aggregate of 5,735,000 shares of common stock at a combined public offering price of $1.50 per share and related warrant. Each warrant is exercisable for five years from issuance and has an exercise price equal to $1.86.

We also granted the underwriters a 45-day option to purchase up to an additional 860,250 shares of common stock and/or 860,250 additional warrants. Joseph Gunnar & Co. and Feltl and Company acted as joint book-running managers for the offering and Fordham Financial Management acted as lead manager for the offering.

The offering was made pursuant to a prospectus dated October 27, 2016, pursuant to our registration statement on Form S-1 (File No. 333-213738), as amended, which became effective on October 27, 2016. The underwriting agreement contains customary representations, warranties, and agreements by us, and customary conditions to closing, indemnification obligations of our company and the underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties, and termination provisions.

On November 2, 2016, we completed our public offering of common stock and warrants with total gross proceeds of approximately $8.6 million. In connection with the closing, the underwriters exercised a portion of their 45-day option and purchased an additional 285,245 additional warrants at closing. Our net proceeds from the offering, after deducting the placement agent fees and the estimated offering expenses, are expected to be approximately $7.7 million.

In connection with the offering, we also entered into a warrant agent agreement dated November 2, 2016 with VStock Transfer, LLC (“VStock”) for VStock to act as warrant agent for the investor warrants. The warrant agent agreement sets out the terms of the investor warrants. In the event we do not maintain an effective registration statement covering the sale of the shares of common stock underlying the investor warrants, the warrant holders may exercise the warrant on a cashless basis. In addition, the warrant agent agreement includes a “buy-in” provision, which requires us to make certain liquidated damages payments to any exercising warrant holder in the event we fail to timely deliver shares of common stock upon exercise of an investor warrant, and as a result, such warrant holder is required to purchase common stock to deliver in satisfaction of a sale by such warrant holder of common stock that the warrant holder anticipated receiving upon such exercise of the investor warrant.

We paid the underwriters of the offering a cash placement fee equal to 7% of the gross proceeds of the offering, or $602,175, plus a non-accountable expense allowance equal of 1% of the offering price at closing, and also issued to them five-year warrants to purchase up to 401,450 shares, at an exercise price of $1.86 per share. The underwriter warrants are exercisable beginning October 27, 2017 and may be exercised on a cashless basis in the event we do not maintain an effective registration statement covering the sale of the shares of common stock underlying the underwriter warrants.

A copy of the underwriting agreement is attached as Exhibit 1.1 and is incorporated herein by reference. The foregoing description of the underwriting agreement is not complete and is qualified in its entirety by reference to Exhibit 1.1. The prospectus relating to the offering has been filed with the Securities and Exchange Commission.

Copies of the warrant agent agreement and the form of underwriter’s warrant are filed hereto as Exhibit 4.1 and Exhibit 4.2, respectively. The foregoing descriptions of the warrant agent agreement and the form of underwriter’s warrant are not complete and are qualified in their entirety by reference to Exhibit 4.1 and Exhibit 4.2, respectively.

Item 8.01.	Other Events.

The information contained in Item 1.01 of this report is incorporated herein by reference.

The offering was registered under the Securities Act of 1933, as amended, on a Registration Statement on Form S-1 (File No. 333-213738), as amended, which became effective on October 27, 2016, and was made pursuant to a related prospectus dated October 27, 2016.

On October 28, 2016, we issued a press release announcing the underwritten public offering. A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

On November 2, 2016, we issued a press release announcing the completion of the registered offering. A copy of the press release is filed as Exhibit 99.2 hereto and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement, dated October 27, 2016 by and among Aytu BioScience, Inc. and Joseph Gunnar & Co., as representative of the several underwriters named therein.

4.1	Warrant Agent Agreement, dated November 2, 2016 by and between Aytu BioScience, Inc. and VStock Transfer, LLC.

4.2	Form of Underwriter’s Warrant, November 2, 2016.

99.1	Press release dated October 27, 2016.

99.2	Press release dated November 2, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AYTU BIOSCIENCE, INC.

Date: November 2, 2016		/s/ Gregory A. Gould
	Name:	Gregory A. Gould
	Title:	Chief Financial Officer